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Exhibit 5.1

JONES & KELLER, P.C.
1625 Broadway, Suite 1600
Denver, Colorado 80202
(303) 573-1600

March 3, 2004

Team Financial, Inc.
8 West Peoria, Suite 200
Paola, Kansas 66071

Ladies and Gentlemen:

        You have requested our opinion in connection with the registration on Form S-8 of an additional 500,000 shares of common stock (the "Shares") of Team Financial, Inc. (the "Company") which has been reserved for issuance under the Company's Employee Stock Ownership Plan (the "Plan"). In connection with your request, we have made such examinations of the corporate records and proceedings of the Company and considered such questions of law and taken such further action as we deemed necessary or appropriate to enable us to render this opinion.

        Based upon such examination, we are of the opinion that Shares issued to or purchased by the Plan will be legally issued, fully paid and non-assessable.

        We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, however, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours, JONES & KELLER, P.C. /s/ Reid A. Godbolt

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  Exhibit 5.1